UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2013

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada	H3C 2M1
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 17, 2013, Resolute Forest Products Inc. (the “Company”) approved terms for the retirement of Alain Boivin, its senior vice president for pulp and paper operations.

Status and effective date. As of November 1, Mr. Boivin will become special advisor to the president and chief executive officer, at his current salary, until December 31, 2013, on which date he will retire from the Company.

Benefits. In accordance with the terms of the plans, Mr. Boivin will remain eligible for an incentive award under the 2013 short-term incentive plan and he will continue to vest in previous awards under the Resolute Forest Products 2010 Equity Incentive Plan (the “LTIP”). In recognition of his exceptional contribution, the Company has agreed to allow continued vesting of LTIP grants awarded before the end of 2013, if any, as would have been the case if his retirement date were more than six months after the grant date, if any. He will also maintain certain health assessment services.

Miscellaneous. Mr. Boivin will be eligible for indemnification to the extent permitted under the Company’s certificate of incorporation, its by-laws, applicable law and the indemnification agreement for the Company’s directors and executive officers, and he will receive director and officer liability insurance coverage with full post-termination/post-board service tail coverage, as provided for in the governing documents and indemnification agreement.

Restrictive covenants. Mr. Boivin will be subject to customary post-employment restrictive covenants for a period of 12 months following his retirement date, including non-compete and non-solicitation obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: October 18, 2013	By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Senior Vice President and Chief Legal Officer

3